Chang Hwa Commercial Bank Jicheng Branch
Credit Limit Application Approval Notice

To: Kid Castle Network Technology Co., Ltd:

1. Thank your company for the credit limit application to the bank; this case is approved by the bank and the approved detail is noticed as follows:

Credit Limit Item	Approved Limit	Terms and Conditions
A. Middle-term loan - without guarantee B. Middle-term loan - without guarantee C. Business card	NTD2.32 million NTD20 million NTD250000
Interest rate: basic rate + 1.3% (5.86% at present)

Interest rate: basic rate + 1.3% (5.86% at present)

The annual fee will be exempted in the first year, while the annual fee will be exempted from the second year if the card consumption amount arrives at NTD60000 or the card is used for over 12 times.

Due date of credit limit: 30 Sept 2008

2. Other affairs to be transacted with the cooperation of your company:

1) The net capital is lower than the capital stock, please improve the financial structure;

2) Please attention for the long-term investment revenue;

3) The account receivable from the related party is huge, please attention to the receiving condition.

3. The bank will specify the account manager Ms. Tang Yufeng to transact the service and agreement signature procedure of this case, please support her.

4. Your company reserves the right to agree or refuse, while the bank also reserves the credit limit appropriating right of this case.

Best Wishes

Chang Hwa Commercial Bank Jicheng Branch Loan Section

18 Oct 2007